June 29, 2011

Pan American Goldfields Ltd Announces Acquisition of Control of the Cieneguita Silver & Gold Project

BROOMFIELD, CO, June 29,, 2011. Further to its press release of May 3, 2011, Pan American Goldfields, Ltd., a Delaware corporation (OTCBB:"MXOM") (the “Company”), has entered into a binding letter agreement (the “Letter Agreement”) with Minera Rio Tinto, S.A. de C.V., (“MRT”) and Marje Minerals S.A., entities organized under the laws of the United Mexican States (“MM”), to increase its interest from 40% to 80% in the Cieneguita project located in Chihuahua State, Mexico. MRT will retain a 20% participating interest, subject to dilution under a definitive joint venture agreement to be finalized between the parties. Under the Letter Agreement, the Company shall direct the preparation of the feasibility study evaluating the future development of the Cieneguita project.

The Letter Agreement provides that the parties will use their best efforts to negotiate, finalize and execute definitive agreements, which will amend and restate the existing agreements between the parties related to the Cieneguita project. The definitive agreements are expected to be completed in 60 days. The Letter Agreement is binding on the parties. Pending completion of the definitive agreements, the Company has the right to immediately commence preliminary work and analyses on the Cieneguita project and propose preliminary work plans and budgets for the joint venture.

A. Restructuring of Cieneguita Project Ownership

Previous Agreement:

According to the previous agreement, MRT had the right to earn a 54% interest in the Cieneguita project under which MRT made an investment in the Company and financed a small startup mining operation to extract ores up to a depth of 15 meters, as well as providing the initial US $4 million towards the completion of a bankable feasibility for the Cieneguita project as a whole. The Cieneguita 43-101 compliant resource consists of a measured and indicated 20 million tonnes averaging 0.74 grams per tonne Au and 51.8 grams per tonne Ag. The Company originally had the right to the 20% of the net cash flows from the first 15 meters mined and 40% thereafter.

Since MRT began mining operations in 2010, material processing has progressed to the point where gold and silver recoveries into a bulk sulfide concentrate are excellent, about ninety percent.  However, the current drought conditions have significantly reduced through-put at the operation due to a lack of process water availability. It is important to note that the infrastructure required to provide adequate water in compensation for the current and unanticipated severe drought conditions, has not been installed by MRT.

The Letter Agreement:

The principal changes under the Letter Agreement, are that the Company’s interest in the Cieneguita shall be increased from 40% to 80%, the Company shall direct the preparation of the feasibility study, and the current small-scale mining operation shall cease on December 31st, 2012.

B. Feasibility Study

The Company plans to promptly commence a feasibility study for the Cieneguita project. The Company and MRT shall be responsible for the cost of the feasibility study on a pro rata basis based on their respective amended ownership percentages of the Cieneguita project. The definitive agreement will provide the terms and conditions relating to submittal, approval by a management committee, performance, and completion of work plans and budgets for the feasibility study.

In the event that either the Company or MRT fail to fund their pro rata portion of the feasibility study or any development expenditure when due,  the non-contributing partner will have its ownership interest in the Cieneguita project decreased by one percent (1%) for every $100,000 invested on its behalf by the  other partner.

C. Reduction of Debt and Purchase of MM Cieneguita Interest

The Letter Agreement also provides for Company and MM to enter into agreements to accomplish the following transactions:

1. The Company will issue MM 3,333,333 shares of restricted Common Stock in exchange for its 6 % ownership interest in the Cieneguita project (not including the right to receive revenues attributable to 6% of operations on the first 15 meters, if any, through December 31, 2012).

2. MM will assume all outstanding debt owed by the Company to Mr. Ayub, MRT and Robert Knight (approximately $490,000).

3. In consideration for the debt assumption, MM will receive half of all monthly Net Cash Flows the Company is entitled to receive from the first 15 meters until the sooner of December 31, 2012 or the date on which the aggregate amount of Net Cash Flows from half of the Company’s portion so received by MM equals $490,000. After December 31, 2012, MM’s percentage interest in the Net Cash Flows is reduced to 0% and the Company’s percentage interest is increased to 80%.

4. The above mentioned assumption of debt owed by the Company to Mr. Ayub, MRT and Robert Knight will be in full satisfaction including any and all accrued interest with respect to the outstanding debt.

D. Co-Sale, Drag Along and Right of First Refusal Agreement.

The Company and MRT will enter into a Co-Sale, Drag Along and Right of First Refusal Agreement relating to any bona fide, third party industry standard offer or proposal to buy or sell of the Cieneguita project, which provides:

1.  If the Company places its ownership interest in the Cieneguita project up for sale, MRT must, if directed by the Company, agree to offer to sell its ownership interest to any bona fide third party buyer on the same terms as are being offered by the Company.

2. If the Company elects to sell its ownership interest in the Cieneguita project, MRT will be required to sell its ownership interest if offered similar terms based on its pro rata ownership.

3. If MRT elects to sell its ownership interest in the Cieneguita project, it must offer the Company a first right to purchase the ownership interest.

Board change

On June 28, 2011, the Company’s Board of Directors elected Neil Maedel as Chairman of the Board.

Commenting on Pan American’s evolution since both its control group and executive was changed in 2009 and its recapitalization and restructuring subsequently began Mr. Maedel said:

“The acquisition of a majority interest and control of the development of Cieneguita project is a turning point for Pan American Goldfields, as it puts our technical and management team firmly in the driver’s seat to initiate and accelerate the development of what we consider to be a very exciting project.  In 2009, our original decision to make a significant investment in Pan American's predecessor, Mexoro Minerals, occurred after an extensive evaluation of the Cieneguita resource.  Events since then, while frustrating, have not diminished our view of the potential of the Cieneguita project, and we are pleased to double our interest in, and take control of, the Cieneguita project and move it forward with our own technical and management team.

Now that the Letter Agreement has been executed, our first goal will be to initiate and complete a scoping study for Cieneguita, the first step towards the completion of a feasibility study. The scoping study should take approximately six months to complete and from there we will initiate a pre-feasibility or full feasibility study for what we expect to be a fairly straightforward mining development.  I speak for the entire Pan American team when I say how excited we are to get started and, as a consequence, immediately start the process of building value for the company and its shareholders.

In the meantime progress is being made at our Cerro Delta porphyry exploration project in Argentina, where we continue to expand our land position.  Assays of samples taken during a recent field trip further confirmed the core of the previously mapped gold zone.   As a final step towards commencing drilling at Cerro Delta, we plan to expand our program of geological work at the onset of the coming exploration season in the third quarter of this year. Actual drilling is expected to commence either in the late 2011 or early 2012.

In closing, I must emphasize how thrilled I am to have the honor of leading such an accomplished group of explorationists and company builders. Approximately two years has lapsed since we began restructuring the company and recruiting the current technical and executive team.  I would like to thank our current directors and management, and at the same time welcome the latest member of our team, Dr. Alex Becker, who is geological adviser to the board.  I look forward to drawing on this distinguished group’s prior successes and expertise to help us achieve the full potential of our current and future projects, and build value for our shareholders.“

About Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that we will complete the definitive agreements with MRT and MM on a timely basis, or at all. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our ability to enter into definitive agreements with MRT and MM, our ability to successfully complete the feasibility study for the Cieneguita property, and our ability to raise funds to support our future operations, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

SOURCE: Pan American Goldfields Ltd., a fully reporting company in United States and Canada

http://www.panamgoldfields.com